Exhibit 99.2
Elkay Manufacturing Water Solutions Business Unit
Contents
(Unaudited)

Exhibit 99.2

Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Operations
(In thousands, except share data)
(Unaudited)

	Six Months Ended
	June 30, 2022	July 3, 2021

Net sales	$298,657	$276,539
Cost of products sold	208,550	175,249

Gross profit	90,107	101,290

Expenses:
Selling	40,809	43,892
Administrative and general	28,671	28,446
Transaction Costs	10,028	—
Restructuring	1,880	—
	81,388	72,338

Operating income	8,719	28,952

Interest expense	(1,047)	(53)
Investment income	88	1,985
Other income, net	1,544	841
Income before income taxes	9,304	31,725
Income tax expense	(4,659)	(7,119)

Net income	$4,645	$24,606

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.2
Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Comprehensive Income
(In thousands)
(Unaudited)

	Six Months Ended
	June 30, 2022	July 3, 2021

Net income	$4,645	$24,606

Other comprehensive (loss) income:

Cumulative translation adjustment	(6,360)	(31)

Change in pension and postretirement defined benefit plans, net of tax	1,641	147

Unrealized loss on available-for-sale securities, net of tax	—	(1,197)

Total other comprehensive loss	(4,719)	(1,081)

Comprehensive (loss) income	$(74)	$23,525

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.2
Elkay Manufacturing Water Solutions Business Unit
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2022	January 1, 2022
Assets
Current assets:
Cash and cash equivalents	$23,678	$65,822
Trade and other receivables, less allowance for doubtful
accounts (2022 - $92; 2021 - $155)	95,226	85,223
Inventories, net	116,376	99,183
Income tax receivable and other taxes	1,242	—
Prepaid expenses and other current assets	7,612	11,536

Total current assets	244,134	261,764

Other assets:
Goodwill	33,653	33,609
Intangibles, net	8,486	8,900
Deferred tax assets	14,944	15,448
Operating lease right-of-use assets	44,731	46,855
Nonqualified plan assets	26,171	34,317
Other assets	4,292	11,786

Total other assets	132,277	150,915

Land, buildings, and equipment - Net
Land and improvements	5,610	5,609
Buildings and improvements	58,149	57,679
Machinery and equipment	198,566	197,356
Accumulated depreciation and amortization	(203,883)	(199,227)

Total land, buildings, and equipment - net	58,442	61,417

Total assets	$434,853	$474,096

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.2
Elkay Manufacturing Water Solutions Business Unit
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2022	January 1, 2022
Liabilities and divisional equity
Current liabilities:
Accounts payable	$27,128	$25,577
Accrued expenses and other current liabilities	35,137	48,469
Due to Affiliates	205	—
Customer deposits and other contract liabilities	450	455
Salaries and wages payable	11,039	23,052
Current operating lease liabilities	4,119	4,151
Current portion of accrued pension liability	17,316	912
Current portion of nonqualified plan liabilities	23,653	3,993
Current maturities of long term debt	48,750	2,577

Total current liabilities	167,797	109,186

Noncurrent liabilities:
Accrued pension and other liabilities	3,775	20,683
Nonqualified plan liabilities	—	28,056
Noncurrent operating lease liabilities	49,934	52,057
Long term debt, less current maturities	—	47,141

Total noncurrent liabilities	53,709	147,937

Total liabilities	221,506	257,123

Divisional equity:
Divisional equity	230,568	229,475
Accumulated other comprehensive loss	(17,221)	(12,502)

Total divisional equity	213,347	216,973

Total liabilities and divisional equity	$434,853	$474,096

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.2
Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	June 30, 2022	July 3, 2021
Operating activities:
Net income	$4,645	$24,606
Adjustments to reconcile net income to net cash provided by operating activities
Provision for depreciation and amortization	5,944	5,694
Provision for deferred income taxes	337	732
Provision for losses on receivables	(33)	(5)
Gains from derivatives and investments	(4,250)	(1,913)
Losses from sale of fixed assets and intangible	122	78
Amortization of operating lease right-of-use assets	2,130	1,877
Changes in operating assets and liabilities:
Accounts receivable	(9,939)	(11,390)
Inventories	(17,043)	(11,441)
Operating lease liabilities	(2,161)	(1,541)
Payables and accrued expenses	(17,757)	(3,097)
Due to Affiliates	205	—
Other	7,192	7,400

Net cash (used in) provided by operating activities	(30,608)	11,000

Investing activities:
Additions to land, buildings, and equipment	(4,252)	(5,778)
Proceeds from sale of land, buildings, and equipment	1,026	89
Available-for-sale securities:
Purchases	—	(10,141)
Proceeds from sales	—	40,509
Proceeds from derivative settlements	8,171	972
Payments for acquisitions, net of cash	—	(19,717)

Net cash provided by investing activities	4,945	5,934

Financing activities:

Sale of common stock	7,225	2,189
Repurchase of common stock	(32)	(18)
Dividends paid	—	(13,241)
Return of capital	(21,852)	(14,955)
Repayments of debt	(1,963)	—
Other financing activities	—	57

Net cash used in financing activities	(16,622)	(25,968)

Effect of exchange rates on cash	141	59

Decrease in cash and cash equivalents	(42,144)	(8,975)

Cash and cash equivalents at beginning of reporting period	65,822	50,035

Cash and cash equivalents at end of reporting period	$23,678	$41,060

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.2

Elkay Manufacturing Water Solutions Business Unit
Consolidated Statements of Divisional Equity
(In thousands)
(Unaudited)

	Divisional Equity	Accumulated Other Comprehensive Loss	Total

Balance January 2, 2021	$416,418	$(7,035)	$409,383
Net income	24,606	—	24,606
Other comprehensive loss	—	(1,081)	(1,081)
Decrease in divisional equity	(18,019)	—	(18,019)

Balance July 3, 2021	$423,005	$(8,116)	$414,889

Balance January 1, 2022	$229,475	$(12,502)	$216,973
Net income	4,645	—	4,645
Other comprehensive loss	—	(4,719)	(4,719)
Decrease in divisional equity	(3,552)	—	(3,552)

Balance June 30, 2022	$230,568	$(17,221)	$213,347

The accompanying notes are an integral part of these consolidated carve-out financial statements.

Exhibit 99.2
Notes to the Consolidated Interim Carve-Out Financial Statements
(In thousands)
(Unaudited)

Note A – Summary of Significant Accounting Policies

Elkay Manufacturing Water Solutions Business Unit (the “Company”) manufactures stainless steel sinks, faucets, and drinking water products in the United States and Mexico and distributes and installs its products worldwide.

The accompanying unaudited interim consolidated carve-out financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All significant intercompany accounts and transactions are eliminated in consolidation. The Company’s fiscal year ends on the Saturday closest to December 31. The consolidated carve-out financial statements have been prepared from the books and records maintained by Elkay Manufacturing Company (the “Parent” or “Elkay”). These unaudited interim condensed consolidated financial statements should therefore be read in conjunction with the consolidated financial statements and notes for Elkay Manufacturing Water Solutions Business Unit for the year ended January 1, 2022. There are immaterial reclassifications within the presentation of certain figures as of January 1, 2022 to conform to the June 30, 2022 presentation. The reclassifications do not impact net income.

The accompanying interim unaudited consolidated carve-out financial statements are prepared on a “carve-out” basis using the management approach consistent with the merger transaction referenced in the subsequent events footnote (Note U). Certain balances and transactions that are accounted for at the Parent’s corporate level have been allocated to the Company for purposes of carve-out financial reporting and are reflected in the accompanying balance sheets and statements of income. Accordingly, the accompanying interim unaudited consolidated carve-out financial statements may not necessarily be indicative of the results of operations that would have been obtained if the Company had operated as an independent entity.

In addition, for purposes of preparing the financial statements on a “carve-out” basis, a portion of the total corporate expenses of the Parent were allocated based on a percentage of gross revenue for the Water Solutions and Interiors Systems business units. These expense allocations included the cost of corporate functions and resources provided at the Parent’s corporate level, including executive management, finance, accounting, legal, human resources, and the related benefit costs associated with such functions. All assets and liabilities held at the Parent’s corporate level were specifically identified and included in the Company’s carve-out assets and liabilities. The Company’s interim unaudited carve-out financial statements include all investing and financing activities relatable to those sources and uses derived from the Parent’s corporate level activities. Management believes that the Company’s approach to these carve-out allocations is reasonable.

Note B – Recently Issued Accounting Pronouncements

New Accounting Pronouncements

Adopted During the Fiscal Year Ended January 1, 2022 and through June 30, 2022

In March 2020, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting ("ASU 2020-04"). The amendments in this ASU apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The amendments in this update provide optional expedients and exceptions for applying GAAP to instruments affected by reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this ASU are effective for all entities as of March 12, 2020, through December 31, 2022. The Company did not modify any material contracts due to reference rate reform during the six months ended June 30, 2022. The Company will continue to evaluate the impact this guidance will have on its consolidated financial statements for all future transactions affected by reference rate reform during the time period referenced above.

In December 2019, the FASB issued guidance ASU 2019-12, Income Taxes (“Topic 740”) – Simplifying the Accounting for Income taxes, to simplify the accounting for income taxes. The guidance primarily addresses how to (1) recognize a deferred tax liability after we transition to or from the equity method of accounting, (2) evaluate if a step-up in the tax basis of goodwill is related to a business combination or is a separate transaction, (3) recognize all of the effects of a change in tax law in the period of enactment, including adjusting the estimated annual tax rate, and (4) include the amount of tax based on income in the income tax provision and any incremental amount as a tax not based on income for hybrid tax regimes. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that Is a Service Contract ("ASU 2018-15"). ASU 2018-15 was issued to clarify the requirements of ASC 350-40, Intangibles—Goodwill and Other—Internal-Use Software ("ASC 350-40"). The ASU clarifies that implementation, setup and other upfront costs related to cloud computing agreements ("CCA") should be accounted for under ASC 350-40. ASC 2018-15 will require companies to capitalize certain costs incurred when purchasing a CCA that is a service. Under the new guidance, companies will apply the same criteria for capitalizing implementation costs in a CCA service as they would for internal-use software. The capitalized implementation costs will generally be expensed over the term of the service arrangement and the related assets will be assessed for impairment using the same model applied to long-lived assets. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans (“ASU 2018-14”). The amendments in ASU 2018-14 modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans. ASU 2018-14 eliminates the disclosures for amounts in Accumulated other comprehensive loss expected to be recognized as a component of net periodic benefit cost and the effect of a percentage change in health care cost trend rate. We adopted the guidance in fiscal 2021. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

Accounting Standards Update (“ASU”) No. 2016-13, “Measurement of Credit Losses on Financial Instruments” (Topic 326) and subsequent amendments, requires financial assets measured at amortized cost to be presented at the net amount expected to be collected using an allowance account and provides that credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. The Company is exposed to credit losses primarily through trade receivables for the sales of the Company’s products. The Company’s expected credit loss allowance for trade receivables is developed using historical credit loss experience and current and future economic and market conditions. The Company assesses credit risks for these trade receivables and groups them based on similar risk to determine the expected credit loss allowance. Due to the short-term nature of the Company’s trade receivables, the estimate of the expected credit loss allowance is mainly based on historical experience, accounts receivable balances, and the financial condition of customers. ASU 2016-13 was effective for the Company beginning in fiscal 2022. The adoption did not have a material impact on our consolidated financial statements or related disclosures.

Exhibit 99.2
Note C - Acquisitions

On February 12, 2022, Elkay Manufacturing Company and Zurn Water Solutions Corporation (“Zurn”) entered into a definitive agreement to combine with the Parent pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Zurn, Elkay, Zebra Merger Sub, Inc., a wholly-owned subsidiary of Zurn (“Merger Sub”), as representative of the stockholders of Elkay. The Merger Agreement provides that among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Elkay would merge with Merger Sub, with Elkay surviving as a wholly-owned subsidiary of Zurn (the “Merger”). The Merger closed on July 1, 2022. See Note U.

On April 19, 2021, the Company acquired all of the shares of Imperial Pacific Trading Company (“IPT Sink Company”) for $20,009 in cash, including a net working capital adjustment of $292, in an asset purchase. IPT Sink Company distributes sinks and fixtures to certain eCommerce, retail, home centers and services fabricators in North America. The acquisition of IPT Sink Company is a complement to the Company’s e-commerce, Home Center Market and will provide opportunities into the broad fabricator market. In connection with this acquisition, the Company recognized $4,355 of goodwill, which is tax deductible, and is related primarily to the expected synergies from combining the operations i. The Company recognized $5,640 of definite-lived intangible assets, primarily related to customer relationships, which are being amortized on a straight-line basis over a weighted average amortization period of 15.4 years.

The Company incurred acquisition costs of $125 in the first six months ended in fiscal 2021.

The following table summarizes the final allocation of the purchase price to the fair value of assets acquired and liabilities assumed as of the date of the acquisition:

Accounts receivable	$3,337
Inventory, net	7,215
Inventory step up	2,181
Customer relationship	5,400
Other identifiable intangible assets	240
Other assets	250
Accounts payable	(2,523)
Other liabilities and reserves	(446)
Net assets acquired	15,654

Goodwill	4,355

Cash consideration paid	$20,009

The Company applied significant judgement in determining estimates and assumptions used to determine the fair value of the identifiable intangibles assets, including forecasted revenue growth rates, EBITDA margins, contributory asset charges, customer attrition rate, market-participant discount rates and assumed royalty rates

The identifiable intangible assets and their useful lives are as follows:

	Intangible Assets	Useful Life (Years)
Customer relationship	$5,400	16
Tradename	150	0.5
Non-compete agreement	90	5

The weighted average of the identifiable definite-lived intangible assets in total is 15.4 years.

The following table summarizes the results of operations of IPT Sink Company included in the Consolidated Statements of Income for the first half of fiscal 2021:

Net sales	$3,971
Net loss	328

Note D – Restructuring and Other Similar Charges

As discussed in Note C, on February 12, 2022, Zurn Water Solutions entered into a definitive agreement to combine with Elkay Manufacturing Company. The Company recorded the related transaction and restructuring costs as follows:

For the six months ended June 30, 2022

Transaction costs	$10,028
Restructuring	1,880

The transaction costs were the associated legal and financial advisory fees related to the Merger. The restructuring costs consist of severance costs incurred related to the transaction.

Note E – Investments

The unrealized gains and losses, from the sale of available for sale securities, are reported in Accumulated other comprehensive loss until sold or maturity, at which time they are reclassified to earnings. The amounts reclassified out of Accumulated other comprehensive loss totaled $425 on a pre-tax basis for the six months ended July 3, 2021.

Realized gains and losses on the sale of available-for-sale securities for the six months ended July 3, 2021 were $482 and $(13), respectively, and are included in Investment income in the consolidated statements of income.

Exhibit 99.2
Included in Cash and cash equivalents are investments with fair values of $26 and $26 as of June 30, 2022 and January 1, 2022, respectively. These investments consist of money market funds and government agency securities. The fair value is determined using the “market approach” valuation technique based on quoted prices for identical instruments in active markets and is classified as Level 1.

Note F – Inventories

Inventories consist of the following:

	June 30, 2022	January 1, 2022
Raw materials	$75,343	$66,284
Work in process	10,799	7,423
Finished goods	71,973	57,737
Inventories at FIFO, less allowances (2022 - $3,296; 2021 - $3,030)	158,115	131,444
LIFO Reserve	(41,739)	(32,261)
Inventories, net	$116,376	$99,183

Inventories at FIFO approximate replacement cost. The majority of the Company’s inventory is valued using the LIFO method, which is not in excess of market. Under this method, older costs are included in inventory, which may be higher or lower than current costs. This method of valuation is subject to year-to-year fluctuations in cost of material sold, which is influenced by the inflation or deflation existing within the metals industry as well as fluctuations in the Company’s product mix and on-hand inventory levels. The effect of liquidation was to increase the cost of products sold by $212 in the six months ended June 30, 2022. The effect of liquidation in the comparable period in fiscal 2021 was immaterial.

Note G – Property, Plant, and Equipment

Property, plant, and equipment balances as of June 30, 2022 and January 1, 2022 are as follows:

	June 30, 2022	January 1, 2022
Land and improvements	$5,610	$5,609
Buildings and improvements	58,149	57,679
Machinery and equipment	198,566	197,356
Accumulated depreciation and amortization	(203,883)	(199,227)
Property, plant, and equipment, net	$58,442	$61,417

Depreciation expense was $5,527 and $4,606 for the six months ended June 30, 2022 and July 3, 2021, respectively.

Note H – Goodwill and Intangible Assets

	June 30, 2022	January 1, 2022
Goodwill - beginning of the fiscal year	$33,609	$29,331
Translations	44	(77)
Acquisitions (See Note C)	—	4,355
Goodwill - ending balance	$33,653	$33,609

Definite-lived intangible asset balances as of June 30, 2022 and January 1, 2022 are as follows:

	June 30, 2022		January 1, 2022
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Trademarks	$1,030	$(529)	$1,030	$(482)
Customer relationships	10,300	(2,590)	10,300	(2,233)
Non-compete agreements	120	(51)	120	(41)
Total	$11,450	$(3,170)	$11,450	$(2,756)

Amortization expense for the six months ended June 30, 2022 and July 3, 2021 was $413 and $425, respectively, and amortization expense is expected to be $414 in the second half of 2022, $826 in 2023, $826 in 2024, $826 in 2025, and $813 in 2026. The estimated weighted average remaining life of the definite life intangibles is 11.64 years.
The Company also has some trademarks with indefinite lives. These indefinite-lived intangible assets have a carrying value of $206 and $206 as of June 30, 2022 and January 1, 2022, respectively, and are included in intangibles, net on the consolidated balance sheets.

Note I – Derivatives and Hedging Activities

The Company uses derivative instruments, commodity swaps, and other contracts to manage risks that are inherent to its business operations. Company policy prohibits entering into hedging transactions for speculative purposes.

All derivative contracts held by the Company are with the same two major financial institutions. The Company has not historically experienced any losses due to this concentration and does not believe it is subject to significant risks.

Exhibit 99.2
For fiscal years 2022 and 2021, all derivatives are classified as economic hedges. The changes in the fair value of these instruments are recorded as a component of Other income (expense), net in the consolidated statements of operations These contracts are primarily valued based on spot and forward rates quoted by the counterparties, which are major financial institutions.

The Company terminated all the outstanding hedge positions during April 2022 and received $6,868 in cash settlements.

The following table summarizes the fair value and location in the consolidated balance sheets of all derivative instruments held by the Company:

	Classified as Level 2
	June 30, 2022		January 1, 2022
	Fair Value	Units hedged (000' lbs)	Fair Value	Units hedged (000' lbs)	Balance Sheet Location
Assets
Commodity contracts	$—	—	$2,964	1,417	Prepaid Expenses

The fair value of derivatives is determined using the “market approach” valuation technique based on the spot price each individual contract was purchased at and compared with the observable future prices on the valuation date.

The pretax gain of the derivative instruments on the consolidated statements of income included in other income, net is as follows:

	June 30, 2022	July 3, 2021
Assets
Commodity contracts	$5,206	$1,233

The cash flows related to the derivative instruments are included in investing activities on the consolidated statements of cash flows.

Note J – Accrued Expenses and Other Current Liabilities

	June 30, 2022	January 1, 2022
Rebates & co-op accrual	$8,842	$16,264
Accrued other	12,085	10,291
Accrued insurance	6,076	5,163
Warranty accrual	3,425	3,457
Accrued payroll taxes and withholding	1,648	1,895
Amounts due to related party	—	3,417
Accrued profit sharing	1,256	1,283
Income tax payable	—	5,530
Accrued vacation & holiday	1,417	591
Accrued professional fees	388	578
Total	$35,137	$48,469

Note K – Related Party

Mr. Ronald Katz was a past employee and past Chairman of the Board, who was also a majority shareholder. Mr. Ronald Katz retired on March 31, 2020. At the end of fiscal 2021, the amount due to related party in Note J represents amounts withheld, at the direction of Mr. Katz, that are due on demand. As of June 30, 2022, the balance due to Mr. Katz was fully settled.

Note L – Revenue

The Company’s principal performance obligations are the sale of kitchen and bath sinks, faucets and drinking water products. The Company recognizes revenue for the sale of goods based on its assessment of when control transfers to the customers. The Company recognizes revenue at the point in time when the Company ships product from its facilities to its customers.. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods to its customers. Payment terms on product sales normally range from 30 to 90 days. Taxes assessed by a governmental authority that the Company collects are excluded from revenue. The expected costs associated with the Company’s contractual warranties will continue to be recognized as expense when the products are sold.

The Company records estimates to reduce revenue for customer programs and incentives, which are considered variable consideration, and include price discounts, volume-based incentives, promotions, and cooperative advertising when revenue is recognized in order to determine the amount of consideration the Company will ultimately be entitled to receive. Management periodically reviews the estimates for these rebates and allowances, and adjusts estimates when circumstances indicate (typically as a result of a change in volume expectations). The estimates are based on historical and projected experience for each type of customer. In addition, for certain customer program incentives, the Company receives an identifiable benefit (goods or services) in exchange for the consideration given and records the associated expenditure in selling. The Company estimates future product returns at the time of sale based on historical experience and records a corresponding refund liability, which amounted to $3,819 as of June 30, 2022 and $4,015 as of January 1, 2022. Return assets related to the refund are measured at the carrying amount of the goods at the time of sale, less any expected costs to recover the goods and any expected reduction in value. Return assets are classified within prepaid expenses and other current assets and were approximately $1,718 as of June 30, 2022 and $2,198 as of January 1, 2022. The Company also establishes allowances for other deductions. Estimates for deductions are based on negotiated customer programs, evaluation of historical deduction rates, and assessment of volume rebates allowed based on estimated achievement against targets. Deductions already taken by the customer are generally recorded as a reduction against gross sales, with additional accruals recorded to estimate future sales. The Company recorded allowances for certain customer deductions of $2,841 as of June 30, 2022 and $2,269 as of January 1, 2022.

Exhibit 99.2
The Company disaggregates revenue from contracts with customers into major sales distribution channels, as these categories depict the nature, amount, timing and uncertainty of revenues and cash flows that are affected by economic factors.

	June 30, 2022	July 3, 2021
Traditional Plumbing (1)	$216,710	$201,451
Home Center Plumbing (2)	30,512	27,960
E-Commerce Plumbing (3)	49,603	46,620
Beverage Dispensing Systems (4)	977	508
Corporate (5)	855	—
Net sales	$298,657	$276,539

(1)    Traditional Plumbing represents sales through wholesalers and kitchen and bath dealers
(2)    Represents sales to big box “Do-It-Yourself” retailers
(3)    Represents sales to online retailers
(4)    Sales of Point of use water dispensing systems
(5)    Represents revenue under the Transition Service Agreement due to the spin-off of Elkay Interior Systems International, Inc

Timing of Performance Obligations Satisfied at a Point in Time

The Company determined that the customer is able to control the product when it is delivered to them; thus, depending on the shipping terms, control will transfer at different points between the Company’s manufacturing facilities, warehouses or distribution centers and the customer’s location. The Company considers control to have transferred upon shipment or delivery because the Company has a present right to payment at that time, the customer has legal title to the asset, the Company has transferred physical possession of the asset, and the customer has significant risks and rewards of ownership of the asset. In certain cases, where the customer has obtained the ability to direct the use of the product and obtain substantially all of the remaining benefits from the asset, the Company would recognize revenue at a point in time.

Variable Consideration

The Company provides variable volume-based rebates and the right to return product to certain customers, which are accrued on current facts and historical experience. Rebates are paid either annually or sooner based on the customer contract.

Contract Costs

Incremental costs of obtaining a contract include only those costs the Company incurs that would not have been incurred if the contract had not been obtained. These costs are required to be recognized as assets and amortized over the period that the related goods or services transfer to the customer. As a practical expedient, the Company expenses as incurred costs to obtain a contract when the expected amortization period is one year or less. These costs are recorded within selling. The Company did not incur any costs of obtaining a contract that required capitalization in 2022.

Credit Losses

The company is exposed to credit losses primarily through sales of products and services. Due to the short-term nature of such receivables, the estimate of the amount of accounts receivable may not be collected is based on the aging of the accounts receivable balances and other historical and forward-looking information on the financial condition of customers. Balances are written off when determined to be uncollectible.

The Company maintains an allowance to reflect the expected amount of accounts receivable that will not be realized, based on past collection history and risks identified among uncollectible accounts. Trade accounts receivable are charged to the allowance when the Company determines that the receivable may not be collectible. Trade accounts receivable balances are determined to be delinquent when the amount is past due based on the payment terms with the customer.

Note M – Retirement Plans

Defined-Contribution Plans

Substantially all domestic employees of the Company may elect to participate in Company-sponsored retirement and savings plans by contributing a portion of their earnings. Company contributions to the plans are generally discretionary, based upon the earnings of the operations. Company contributions were $2,815 and $2,639 for the six months ended June 30, 2022 and July 3, 2021, respectively.

The Company has an elective, nonqualified deferred-compensation plan whereby certain key employees may defer current compensation to future periods. Amounts deferred are unsecured general liabilities of the Company. Payments generally commence at retirement, death, or permanent disability, over time periods defined by the employee. The Company has invested the nonqualified deferred compensation amounts in life insurance policies. The change in the fair value of the life insurance policies and the change in the liabilities are recorded within the investment income line item of the consolidated statements of income. The plan assets and liabilities are recorded in the consolidated balance sheets as nonqualified plan assets and nonqualified plan liabilities, respectively. The Company will be liquidating the plan assets and settling the plan liabilities subsequent to the effective date of the Merger, July 1, 2022. The Company classified the plan obligation as short-term as of June 30, 2022.

Defined-Benefit and Other Post-Retirement Plans

The Company sponsors non-contributory qualified pension plans covering employees at certain operations, primarily in Mexico. The Company also sponsors another post-retirement plan to certain employees. For all plans, benefits are based on the employees’ years of service, compensation, age at retirement, and benefit levels, all according to the provisions of each plan. The Company’s policy is generally to fund the minimum required contribution to qualified plans based upon actuarial computations necessary to meet the present and future obligations of the plans.

Exhibit 99.2
The components of net periodic pension cost are as follows:

	Pension Plans		Other Post-Retirement Benefit Plans
	June 30, 2022	July 3, 2021	June 30, 2022	July 3, 2021
Service cost	$36	$33	$294	$549
Interest cost	47	39	228	219
Expected return on plan assets	(14)	(13)	—	—
Net amortization and deferral of actuarial loss	4	3	232	184
Plan curtailment/settlement	10	—	1,433	—
Net periodic pension cost	$83	$62	$2,187	$952

For the six months ended June 30, 2022 and July 3, 2021, service cost was recorded in operating income in the consolidated statements of income and all other components of net periodic costs were recorded in other income, net in the consolidated statements of income.

The Company will settle the other post-retirement benefit plan obligation subsequent to the effective date of the Merger, July 1, 2022. The Company classified the other post-retirement benefit plan obligation as short-term as of June 30, 2022.

Note N – Debt Obligations

On December 16, 2021, the Company entered a Credit Agreement with a syndicate of banks led by JPMorgan Chase, N.A. The credit agreement (“Credit Agreement”) and borrowings thereunder were to be used for general corporate purposes.

The Credit Agreement provides for a secured credit facility of up to $150,000 (the “Facility”), comprised of a $50,000 term loan and a $100,000 revolver. The Company may use up to $10,000 of the revolver for letters of credit.

Subject to certain exclusions, the debt is secured by substantially all of the Company’s assets and the assets of our two domestic subsidiaries and by a pledge of the capital stock of our domestic subsidiaries. Additionally, except with respect to certain excluded subsidiaries, our domestic subsidiaries also guarantee the repayment of all amounts due under the Credit Agreement. If an event of default occurs and is continuing, on the terms and subject to the conditions set forth in the Credit Agreement, amounts outstanding under the Facility may be accelerated and may become or be declared immediately due and payable. Borrowings under the Facility are used for refinancing existing debt, working capital, capital expenditures, acquisitions, and other general corporate purposes.

Amounts borrowed under the Credit Agreement bear interest, at our option, at a rate equal to either (1) the Alternate Base Rate (as defined in the Credit Agreement), plus an applicable margin ranging from 0.5% to 1.25% or (2) Adjusted SOFR Rate (as defined in the Credit Agreement) plus an applicable margin ranging from 0.5% to 1.25%. The applicable margin is determined based on our consolidated leverage ratio (“Leverage Ratio”) which is defined in the Credit Agreement as Consolidated Total Indebtedness (as defined in the Credit Agreement) divided by Consolidated EBITDA (as defined in the Credit Agreement). The Company is subject to a commitment fee of 0.15% to 0.35%, based on our consolidated Leverage Ratio, on any unused portion of the Facility.

Under the Credit Agreement, we are subject to certain financial covenants and must maintain a maximum consolidated Leverage Ratio of 3.5 to 1.0 and a minimum interest coverage ratio of 3.0 to 1.0. The minimum interest coverage ratio is defined in the Credit Agreement as Consolidated EBITDA (as defined in the Credit Agreement) divided by interest expense (as defined in the Credit Agreement). Adjusted EBITDA is defined as consolidated net income before interest expense, income taxes, depreciation, amortization of intangible assets, losses from asset impairments, and certain other one-time adjustments. The Credit Agreement also contains a number of covenants, including restrictions on asset sales, investments, incurring indebtedness and permitting liens. The Credit Agreement restricts certain types of payments when our consolidated Leverage Ratio exceeds 3.5 to 1.00 (as defined in the Credit Agreement).

The components of long-term debt were as follows:

	June 30, 2022	January 1, 2022
Notes
$100,000 revolving credit agreement due September 2026	$—	$—
Term loan due September 2026	48,750	49,718

Total debt	48,750	49,718

Less: Current portion	48,750	2,577
Total long-term debt	$—	$47,141
In our debt agreement, there are normal and customary events of default which would permit the lenders to accelerate the debt if not cured within applicable grace periods, such as failure to pay principal or interest when due or a change in control of the Company. There were no events of default as of June 30, 2022.

The Company incurred financing costs of $1,094 that were allocated between the $100,000 revolver and the $50,000 term loan. At the end of our fiscal year ended 2021, deferred finance costs for the revolver were $718 and $359 for the term loan. The company did not incur any additional financing costs during fiscal 2022.The deferred financing costs, net of amortization, for the term loan was recorded as a contra asset against the term loan. The deferred financing costs for the revolver were recorded in Other Assets and were fully amortized as of June 30, 2022. The Company settled the total debt balance immediately subsequent to the effective date of the Merger, July 1, 2022. The Company classified the total debt balance as short-term as of June 30, 2022. The Credit Agreement was terminated and all outstanding debt thereunder was repaid in connection with the closing of the Merger on July 1, 2022. See Note U.

Note O – Divisional Equity

The Company has four classes of common stock. Only Class A and Class B stock have preemptive rights, in proportion to one another, and such shares are subject to a right of first refusal in favor of the Company and the stockholders. The Class A and Class M stock have voting rights, while Class B and Class N stock are non-voting. All classes of stock are entitled to the same cash dividend if declared; stock dividends are paid in stock of the same class. Shares of all classes are entitled to the same distribution in the event of sale of the Company’s assets. Certain officers are given the opportunity to acquire Class M and Class N common stock, pursuant to a plan approved by the stockholders. The number of Class M and Class N common stock shares outstanding cannot exceed 15% of the total common stock shares outstanding. The purchase may be financed through a full recourse,

Exhibit 99.2
noninterest-bearing installment note from the Company. The fair value of the transactions is measured based on current book value, i.e. equity divided by total number of shares outstanding. Options granted expire in six months from date of offering. Upon exercising the option, the executives make a down payment of either 10% or 50% of the stock value. For transactions with down payment less than 50% of the stock value, the officers will make ten annual installment payments towards 50% of the stock value. Once payment for approximately 50% of the stock has been received, the balance of the note is due on demand. Upon separation of service of a director, or qualified retirement of an officer, the stockholder may elect to retain all or a portion of the Class N shares held at the time of separation, for a period not exceeding five years from the date of separation (retention period). Prior to 2021, Stockholders electing to retain Class N shares shall be required to sell all Class M shares and shall be required to pay, in full, any outstanding demand notes. During 2021, the plan was amended to secure the unpaid amounts under the demand note by a pledge of the uncertificated shares of Class M and Class N common stock and to provide stockholders the option to retain Class N shares without having to pay, in full, any outstanding demand notes. During the retention period, stockholders may request that the Company repurchase all or a portion of their remaining Class N shares. The Company retains the right to require all remaining Class N shares to be resold to the Company at any time during the retention period.

The following is a summary of the activity in the first six months ended in 2022 and 2021 related to dividends on our common stock:

	For the six months ended
	June 30, 2022	July 3, 2021
Dividends per share declared	$—	$12.50

Note P – Phantom Stock Plan Award

The Compensation & Human Resources Committee of the Board of Directors (“Committee”) has awarded the Chief Executive Officer, Richard D. Philips (“Participant”) a Phantom Share Award conditioned upon the execution by the Company and the Participant of this Phantom Stock Award Agreement (“Award Agreement”). The Phantom Share Award was granted on October 21, 2019 (the “Grant Date”). The Company granted the Participant 5,203.46 Phantom Shares, subject to the terms, conditions, and restrictions contained in the Plan. The Phantom Shares granted had an initial Market Value Per Share of $480.45. A Phantom Share is an unfunded bookkeeping unit, entitling the Participant to the payment of a cash amount equal to the Market Value Per Share (as defined in the Plan) of each vested Phantom Share as of the payment. The Participant shall be entitled to the equivalent of any dividend payable on a share of the Company’s common stock for each Phantom Share granted. Such dividend equivalent amount will be applied to increase the number of Phantom Shares under this Award and shall not be payable in cash. Subject to the terms and conditions of the Plan and this Award Agreement, one-fourth of the Participant’s Phantom Shares shall become vested Phantom Shares on each of the first, second and third anniversaries of the Grant Date (each such anniversary date a “Vesting Date”) until the final one-fourth of the Participant’s total Phantom Shares granted pursuant to this Award Agreement become fully vested on the fourth anniversary of the Grant Date (the “Final Vesting Date”); provided that, except as provided if the Participant’s separation from service occurs prior to the Final Vesting Date, all of the Participant’s unvested Phantom Shares shall be immediately forfeited as of such separation from service. If the Company experiences a Change in Control prior to the Final Vesting Date and prior to the date that the Participant incurs a termination of employment for any reason, all unvested Phantom Shares will immediately vest, and the Participant shall retain such Phantom Shares subject to the terms and conditions of the Plan and this Agreement.

On December 24, 2021, the Company’s Chief Executive Officer signed a severance and release agreement. Pursuant to the agreement, the Company’s Chief Executive Officer will receive accelerated vesting of 100% of his Phantom Stock Award which will be paid in a single lump sum within sixty days of the separation date. As of January 1, 2022, the Company recorded the full compensation expense and liability.

The Company recorded compensation expense of $389 for the six months in fiscal year 2021 pursuant to the severance and release agreement. In the first six months of fiscal 2022, there was no compensation expense related to the phantom stock award. The compensation totals include the applicable Medicare taxes. There was no unrecognized compensation cost under the Phantom Stock Plan as of January 1, 2022, as all amounts are fully vested.

A summary of the changes in the number of outstanding phantom stock awards for the six months ended June 30, 2022, for the Phantom Plans is provided below.

Phantom Stock Plan
Balance of shares outstanding on January 1, 2022	9,017.44
Phantom shares settled	(9,017.44)
Balance of shares outstanding on June 30, 2022	—

The liability for unsettled phantom stock awards under the Phantom Stock Plan consists of the following:

	Year Ended
	June 30, 2022	January 1, 2022
Phantom Stock Plan	$—	$2,931

As of June 30, 2022, the total Phantom Stock award was completely settled.

Note Q – Income Taxes

The provision for income taxes for all periods presented is based on an estimated effective income tax rate for the respective fiscal years. The estimated annual effective income tax rate is determined excluding the effect of significant discrete items or items that are reported net of their related tax effects. The tax effect of significant discrete items is reflected in the period in which they occur. The Company's income tax expense is impacted by a number of factors, including but not limited to, the amount of taxable earnings derived in its Mexican jurisdiction that has a tax rate which is higher than the U.S. federal statutory rate, state tax rates in the jurisdictions where the Company does business, increases or decreases to its unrecognized tax benefits, and the Company's ability to utilize various federal and state income tax credits.

The Company regularly reviews its deferred tax assets for recoverability and valuation allowances are established based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences, as deemed appropriate. In addition, all other available positive and negative evidence is taken into consideration for purposes of determining the proper balances of such valuation allowances. As a result of this review, the Company continues to maintain no valuation allowance against its domestic federal, state, and foreign deferred tax assets.

For the six months ended June 30, 2022, the Company recorded an income tax expense of $4,659, which includes a discrete income tax benefit of $217. The calculation of the overall income tax provision for the six months ended June 30, 2022 primarily consists of domestic income taxes. Transaction costs were treated as discrete items for the six months ended June 30, 2022. For the six months ended July 3, 2021, the Company recorded an income tax provision of $7,119, which includes a discrete income tax benefit of $156 related to the settlement of the Company’s 2017 IRS income tax audit.

Exhibit 99.2

The effective tax rate for the six months ended June 30, 2022 was an income tax benefit of 50.07% on pretax income of $9,304 compared to an income tax provision of 22.44% on pretax income of $31,725 in the comparable prior period. The effective tax rate for the six months ended June 30, 2022, differs from the U.S. statutory rate of 21% primarily due to the merger and spin transaction costs, state income taxes, nondeductible domestic permanent differences, federal and state income tax credits, and income taxed in foreign jurisdictions at varying rates.

The Company’s total unrecognized tax benefits as of June 30, 2022 and July 3, 2021, were approximately $2,076 and $2,033, respectively. Included in the unrecognized tax benefits are research and development tax credits claimed on open income tax returns including R&D refund claims filed on 2015 and 2016 amended federal income tax returns. The remaining uncertain tax positions are temporary differences which have corresponding future tax deductions and therefore the only impact to income tax expense is accrued penalties and interest. The Internal Revenue Service (IRS) completed the audit of the Company’s 2017 tax year and the amended 2015 and 2016 federal tax returns during the period ended July 3, 2021. A favorable resolution resulted in unrecognized tax benefits being recognized as a reduction to the tax provision and effective tax rate in the period of resolution.

Note R – Product Warranties

The liability relating to warranties offered on the Company’s products is included in accrued expenses and other current liabilities. The warranty expense for the months ended June 30, 2022 and July 3, 2021 are $1,036 and $746, respectively.

Note S – Commitments, Contingencies, and Other

Approximately 10.8% of the Company’s labor force is subject to collective bargaining agreements. The current agreements expire on dates ranging from June 2023 to November 2023.

The Company, in the course of its normal business activities, is a defendant in various litigation. Management believes that the resolution of these matters will not have a material adverse effect on the Company’s business, financial condition, or results of operations.

During 2017, an action was commenced against the Company, which claimed breach of an agreement related to environmental remediation. In 2018, the Company settled this action and recorded an estimate of the resolution in the results of operations of $261 at the end of 2018. In 2018, a separate action was commenced against the Company seeking environmental remediation. In 2019, the Company revised its estimate for environmental costs related to the environmental remediation, which increased the accrual to $1,000 classified under noncurrent other liabilities.

Note T – Guaranty

Digney York Associates, LLC (former indirect subsidiary of the Parent and indirect subsidiary of the Parent on the date of the Lease Agreement) entered into a Seventh Amendment to Lease on June 29, 2021 for a larger space in the same rental location. Because of the increased rent for the bigger space, the landlord, TIP Owner, L.L.C., required a guaranty by the ultimate parent company, Elkay Manufacturing Company. The Lease commencement date for the new space is expected to start sometime in 2022. This will trigger the increased rental payments, which range from approximately $550 to $650 through the lease term. The maximum undiscounted amount payable under the guaranty would be $4,603. The lease term is approximately 7.5 years.

Under the guaranty, the Parent is responsible for the following in the event of default by Digney York:

1.Payment in full when due all rental payments pursuant to the terms of the lease
2.The performance and completion of all covenants, undertakings, agreements, liabilities, obligations, and requirements under the lease
3.The payment in full of all costs and expenses, including court costs/expenses and attorneys’ fees, paid or incurred by the landlord in the enforcement of the landlord’s rights under the lease or the guaranty

The Parent may be required to perform under the guaranty if Digney York is not able to make its rental payments as provided for in the lease. As of fiscal 2021, there were no circumstances that would require the Parent to fulfil its obligations under the guaranty. In the event that Digney York defaults in its lease obligations and the landlord pursues the Parent under the guaranty, Elkay Interior Systems International, Inc. (former direct subsidiary of the Parent and indirect parent of Digney York) would be required to indemnify the Parent for any losses or liabilities owed by the Parent under the guaranty pursuant to that certain Spin-Off Agreement dated as of March 6, 2022 by and between Elkay Interior Systems International, Inc. and the Parent.

Note U – Subsequent Events

The Company has evaluated subsequent events that occurred after the balance sheet date up to August 16, 2022. Other than the events summarized below, the Company did not identify any other subsequent events that would require recognition or disclosure in the consolidated carve-out financial statements.

On July 1, 2022 the Merger under the Merger Agreement was completed and the Company became a wholly-owned subsidiary of Zurn Water Solutions Corporate. Concurrently with the closing, the Credit Agreement was terminated and all outstanding debt thereunder was repaid.